EXHIBIT 99.1

N E W S	R E L E A S E

SUBJECT:	HAVERTY
REPORTS RESULTS FOR FIRST QUARTER 2008

ATLANTA, GEORGIA, APRIL 30, 2008 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the first quarter ended March 31, 2008. Net income for the first quarter of 2008 increased to $1.0 million or $0.05 per diluted common share, compared to the first quarter 2007 net income of $0.8 million or $0.04 per diluted common share.

As previously reported, net sales for the first quarter of 2008 were $185.2 million, or 3.0% less than the sales in the corresponding quarter in 2007. On a comparable-store basis, sales decreased 6.3% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “Our earnings for the first quarter were up 24.2% on a 3.0% sales decline. Gross margins were strong at 52.1% compared to the prior year's quarter of 49.9% and reflect the impact of several of our strategies. We chose to use credit as a stimulant for sales rather than emphasizing price discounting during the first quarter. Slightly more than one third of the gross profit improvement was due to our product mix and better pricing discipline. Heightened diligence over our inventories reduced the levels of damaged and close out merchandise and accounted for a third of the gross margin improvement. Our gross profit is also impacted by the level of sales financed using our in-house long-term no interest credit promotions. During 2008, we shifted more of these promotions to the third-party and the impact of this shift generated approximately another third of the gross margin improvement.

We are pleased with the progress of the initiatives we undertook last year to lower our SG&A expenses and have seen improvement in most areas. The savings were largely offset by the shift to longer term free interest credit offers provided through the third-party which increased our selling costs approximately $2.8 million for the first quarter of 2008 compared to 2007 when credit promotions had not been emphasized. Higher fuel costs were another offset that led to flat overall SG&A expenses.

Our inventories are higher than at year-end, due in part to our building stock because of the impact of factory closures around the Chinese New Year. However, they are in line with our budget and well balanced. Accounts receivable continues to decrease as we shift away from in-house financing of long-term promotions. We have experienced some increases in write offs and delinquencies, but due to the reduction in total receivables our allowance account has declined slightly.

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Our industry is still struggling to find the bottom of this cycle. We are encouraged by our performance in certain of our markets but we still see significant weakness in Florida. We began selling on the web last month and have recently begun promoting Havertys.com more heavily using banner advertising and enhanced search engine practices. Our approach remains to connect with the customer in ways she chooses to shop and drive customers to our stores pre-disposed to purchase. We believe that we can leverage our existing organization and fixed cost structure with any positive sales momentum.

Current indications for April sales are that total written business was down approximately 7% to 8% with total delivered sales flat. We will release April sales results next week.”

Havertys is a full-service home furnishings retailer with 124 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com .

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The company will sponsor a conference call Thursday, May 1, 2008 at 10:00 a.m. Eastern Daylight Time to review the first quarter. Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

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NEWS RELEASE – April 30, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

Condensed Consolidated Statements of Income (Amounts in thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2008	2007

Net sales	$185,253	$191,073
Cost of goods sold	88,818	95,642
Gross profit	96,435	95,431
Credit service charges	565	655
Gross profit and other revenue	97,000	96,086

Expenses:
Selling, general and administrative	95,037	95,127
Interest, net	(131)	(59)
Provision for doubtful accounts	328	145
Other (income) expense, net	(42)	(480)
Total expenses	95,192	94,733

Income before income taxes	1,808	1,353
Income taxes	776	522
Net income	$1,032	$831

Basic earnings per share:
Common Stock	$0.05	$0.04
Class A Common Stock	$0.05	$0.03

Diluted earnings per share:
Common Stock	$0.05	$0.04
Class A Common Stock	$0.05	$0.03

Weighted average shares – basic:
Common Stock	17,112	18,486
Class A Common Stock	4,127	4,197

Weighted average shares – assuming dilution[1]:
Common Stock	21,443	22,977
Class A Common Stock	4,127	4,197

Cash dividends per share:
Common Stock	$0.0675	$0.0675
Class A Common Stock	$0.0625	$0.0625
[1]See additional details at the end of this release.
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NEWS RELEASE – April 30, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Condensed Consolidated Balance Sheets (Amounts in thousands) (Unaudited)
	March 31, 2008	December 31, 2007	March 31, 2007
Assets
Cash and cash equivalents	$2,195	$167	$7,984
Accounts receivable, net of allowance	49,866	58,748	64,736
Inventories, at LIFO cost	109,598	102,452	119,795
Other current assets	16,825	17,569	17,426
Total Current Assets	178,484	178,936	209,941
Accounts receivable, long-term	4,863	8,003	14,105
Property and equipment, net	206,161	209,912	219,225
Other assets	25,021	25,086	13,425
	$414,529	$421,937	456,696

Liabilities and Stockholders’ Equity
Notes payable to banks	$8,250	$—	$10,550
Accounts payable and accrued liabilities	73,322	84,527	79,738
Current portion of long-term debt and lease obligations	6,357	8,353	10,366
Total Current Liabilities	87,929	92,880	100,654
Long-term debt and lease obligations, less current portion	20,261	20,331	36,618
Other liabilities	29,232	29,881	26,688
Stockholders’ equity	277,107	278,845	292,736
	$414,529	$421,937	$456,696

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NEWS RELEASE – April 30, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Statements of Cash Flows (Amounts in thousands) (Unaudited)
	Quarter Ended March 31,
	2008	2007
Operating Activities
Net income	$1,032	$831
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,447	5,646
Provision for doubtful accounts	328	145
Loss (gain) on sale of property and equipment	18	(208)
Other	329	315
Changes in operating assets and liabilities	(6,674)	(13,949)
Net cash provided by (used in) operating activities	480	(7,220)

Investing Activities
Capital expenditures	(1,852)	(2,453)
Proceeds from sale of property and equipment	197	877
Other investing activities	237	45
Net cash used in investing activities	(1,418)	(1,531)

Financing Activities
Proceeds from borrowings under revolving credit facilities	69,075	302,425
Payments of borrowings under revolving credit facilities	(60,825)	(294,475)
Net increase in borrowings under revolving credit facilities	8,250	7,950
Payments on long-term debt and lease obligations	(2,066)	(2,068)
Treasury stock acquired	(1,806)	—
Proceeds from exercise of stock options	—	224
Dividends paid	(1,412)	(1,510)
Net cash provided by financing activities	2,966	4,596
Increase (decrease) in cash and cash equivalents	2,028	(4,155)
Cash and cash equivalents at beginning of period	167	12,139
Cash and cash equivalents at end of period	$2,195	$7,984

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NEWS RELEASE – April 30, 2008
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 6

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

	Quarter Ended March 31,
	2008	2007

Common Stock:
Weighted-average shares outstanding	17,112	18,486
Assumed conversion of Class A Common shares	4,127	4,197
Dilutive options and awards	204	294
Total weighted-average diluted common shares	21,443	22,977

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options and awards which reduces the amount of undistributed earnings allocated to the Class A Common Stock.

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Contact for information:

Dennis L. Fink, EVP & CFO or

Jenny Hill Parker, VP, Secretary & Treasurer

404-443-2900